As filed with the Securities and Exchange Commission on December ___, 1999
                                                           Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   Q-MED, INC.
               (Exact name of issuer as specified in its charter)

           Delaware                                             22-2468655
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

 100 Metro Park South, Laurence Harbor, NJ                        08878
(Address of Principal Executive Offices)                        (Zip Code)

                     Q-Med, Inc. 1999 Equity Incentive Plan
                            (Full title of the Plan)

                                 Michael W. Cox
                                   Q-Med, Inc.
                              100 Metro Park South
                            Laurence Harbor, NJ 08878
                     (Name and address of agent for service)

                                 (732) 566-2666
                        (Telephone number, including area
                           code of agent for service)

     Approximate date of commencement of proposed sale to the public: Upon exercise of the options granted under the Stock Option Plans, but in no event prior to the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

                                              Proposed          Proposed
Title of                                      maximum           maximum
securities             Amount                 offering          aggregate        Amount of
to be                  to be                  price per         offering         registration
registered             registered(1)          share             price            fee(2)
----------------------------------------------------------------------------------------------
Common Stock,
$.001 par value,
issuable pursuant
to the Plan            1,000,000              $4.94              $4,940,000      $1,304.16

----------

     (1) The aggregate amount of securities registered hereunder is 600,000 shares of common stock which have been authorized and reserved for issuance under the Plans. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement covers such additional shares of common stock to be offered or issued to prevent dilution as a result of future stock splits, stock dividends or similar transactions.

     (2) The fee with respect to these shares has been calculated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the bid and ask prices per share of the Registrant's Common Stock on December 20, 1999 a date within five (5) days prior to the date of filing of this Registration Statement, as reported by NASDAQ.



                                EXPLANATORY NOTE

     The Reoffer Prospectus, filed as part of this Registration Statement, has been prepared in accordance with the requirements of Form S-3 and will be used for offers of Common Stock of Q-Med, Inc. (the "Company"), acquired by persons who may be deemed to be affiliates of the Company (as that term is defined in Rule 405 under the Securities Act of 1933, as amended) pursuant to the Company's 1997 Equity Incentive Plan (the "Plan").

                                   Q-MED, INC.

                              CROSS REFERENCE SHEET

                    Between Items of Form S-3 and Prospectus
                    Pursuant to Rule 501(b) of Regulation S-K


    Registration Statement
    Item and Heading                                    Location in Prospectus
    ----------------                                    ----------------------

1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus........................   Cover Page

2.  Inside Front and Outside Back
    Cover Pages of Prospectus.......................   Inside Cover Page

3.  Summary Information, Risk
    Factors and Ratio of Earnings
    to Fixed Charges................................   Introduction

4.  Use of Proceeds.................................   Not applicable

5.  Determination of Offering Price.................   Not applicable

6.  Dilution........................................   Not applicable

7.  Selling Security Holders........................   Cover Page, Selling
                                                       Shareholders

8.  Plan of Distribution............................   Selling Shareholders

9.  Description of Securities
    to be Registered................................   Documents Incorporated by
                                                       Reference

10. Interests of Named Experts
    and Counsel.....................................   Legal Opinion and Experts

11. Material Changes................................   Not applicable

12. Incorporation of Certain
    Information by Reference........................   Documents Incorporated by
                                                       Reference

13. Disclosure of Commission
    Position on Indemnification of
    Securities Act Liabilities......................   Indemnification

                               REOFFER PROSPECTUS

                                   Q-Med, Inc.

                                1,000,000 Shares
                                  Common Stock
                                 $.001 par value

                                 --------------

     This Prospectus is being used in connection with the offering from time to time by certain shareholders of Q-Med, Inc. ("Selling Shareholders") or their successors in interest of shares of the Common Stock ($.001 par value) of Q-Med, Inc. ("Common Stock") which have been or may be acquired upon the exercise of stock options or stock awards pursuant to the Q-Med, Inc. 1999 Equity Incentive Plan (the "Incentive Plan" or "Plan").

     The Common Stock may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees, or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers, or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. Q-Med, Inc. will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement.

                              -------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

     The last sale price of Q-Med, Inc. Common Stock as reported by the NASDAQ SmallCap Market on December 20, 1999 was $4.94.

                               -------------------

     The date of this Prospectus is December 21, 1999.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN AND, IF GIVEN OR MADE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN.

                              AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form S-8 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and its Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, can be inspected and copied at the Commission's offices as described above.

     The  Company is subject to the  reporting  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information concerning the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                           -------------------------

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus but is not delivered with this Prospectus (other than exhibits to such information unless such exhibits are incorporated by reference in this Prospectus). Such requests may be mailed to Q-Med, Inc., 100 Metro Park South, Laurence Harbor, New Jersey 08878, Attention: Debra Fenton, or may be made by telephone to Ms. Fenton at (908) 566-2666.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION ......................................................   1

SELLING SHAREHOLDERS .......................................................   4

DOCUMENTS INCORPORATED BY REFERENCE ........................................   4

EXPERTS ....................................................................   4

LEGAL OPINION ..............................................................   4

INDEMNIFICATION ............................................................   5

                              SELLING SHAREHOLDERS

     Shares of Common Stock may be offered by certain officers and directors who are to be named in one or more supplements to this Prospectus, who acquire shares pursuant to the exercise of options or stock grants pursuant to the Plan.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents are incorporated in this Prospectus by reference and made a part hereof:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1998;

(b)  The Company's 1998 Annual Report to Shareholders;

(c) The Company's Proxy Statement dated September 21, 1999 for Annual Meeting of Stockholders held October 25, 1999;

(d) The Company's Quarterly Reports on Form 10-Q dated February 28, 1999, May 31, 1999 and July 31, 1999; and

(e) The Company's Current Reports on Form 8-K dated May 17, 1999 and August 25, 1999.

     In addition, all documents filed by the Company pursuant to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended, subsequent to the end of the fiscal year covered by the 1998 Annual Report and prior to the termination of the offering of securities hereunder, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                                     EXPERTS

     The consolidated financial statements of the Company at November 30, 1998 and 1997 and for the three years ended November 30, 1998 incorporated by reference herein and in the registration statement have been audited by Amper, Politziner & Mattia P.A., independent auditor as set forth in their respective report thereon incorporated herein by reference, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL OPINION

     The legality of the Common Stock to be offered hereby has been passed upon for the Company by the firm of Sommer & Schneider LLP, 595 Stewart Avenue, Garden City, NY 11530. Herbert H. Sommer, a partner of the firm is a director of the Company. Partners of the firm, including Mr. Sommer own an aggregate of 125,000 options and warrants to purchase shares of the Company's common stock.

                                 INDEMNIFICATION

     Pursuant to the Company's certificate of incorporation and by-laws, filed as Exhibits hereto, the Company shall indemnify its directors, officers, employees and agents to the full extent permissible under the General Corporation Law of the State of Delaware, as effective from time to time, or any other applicable law.

     Under Section 145 of the Delaware General Corporation Law, the Company has the power to indemnify directors, officers, employees and agents under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy.

     The Company's certificate of incorporation and by-laws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which was illegal under section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper benefit.

                                     PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUSES


Item 3.  Incorporation of Documents by Reference.

     The following documents are incorporated in this Prospectus by reference and made a part hereof:

(a) The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1998;

(b)  The Company's 1998 Annual Report to Shareholders;

(c) The Company's Proxy Statement dated September 21, 1999 for Annual Meeting of Stockholders held October 25, 1999;

(d) The Company's Quarterly Reports on Form 10-Q dated February 28, 1999, May 31, 1999 and July 31, 1999; and

(e) The Company's Current Reports on Form 8-K dated May 17, 1999 and August 25, 1999.

     In addition, all documents filed by the Company pursuant to Sections 13 or 14 of the Securities Exchange Act of 1934, as amended, subsequent to the end of the fiscal year covered by the 1998 Annual Report and prior the filing of a post-effective amendment which indicates that all securities offered hereby have been sold to deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     Herbert H. Sommer, a partner of Sommer & Schneider LLP, the firm passing upon the securities covered by this registration, is a director of the Company. Partners of the firm, including Mr. Sommer, own an aggregate of 125,000 options and warrants to purchase shares of the Company's common stock.

Item 6.   Indemnification of Directors and Officers.

     Pursuant to the Company's certificate of incorporation and by-laws, filed as Exhibits hereto, the Company shall indemnify its directors, officers, employees and agents to the full extent permissible under the General Corporation Law of the State of Delaware, as effective from time to time, or any other applicable law.

     Under Section 145 of the Delaware General Corporation Law, the Company has the power to indemnify directors, officers, employees and agents under certain prescribed circumstances against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy.

     The Company's certificate of incorporation and by-laws provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for paying a dividend or approving a stock repurchase which was illegal under section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper benefit.

Item 7.   Exemption From Registration Claimed.

     Not Applicable.

Item 8.   Exhibits.

         Number            Description
         ------            -----------

          4.1              Q-Med, Inc. 1999 Equity Incentive Plan

           .5              Consent and Opinion of Sommer & Schneider LLP

         23.1              Consent of Amper Politziner and Mattia, P.A.

Item 9.   Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

     (7) To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laurence Harbor, State of New Jersey, on December 21, 1999.


                                                  Q-MED, INC.


                                                  /s/ Michael W. Cox
                                                  ------------------------------
                                                  Michael W. Cox, President


     Know all persons by these presents, that each person whose signature appears below, constitutes and appoints Michael W. Cox and Debra Fenton jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-8 and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signatures                                                     Date
----------                                                     ----


/s/ Michael W. Cox                                             December 21, 1999
------------------------------------
Michael W. Cox
President and Director


/s/ Richard I. Levin                                           December 21, 1999
------------------------------------
Richard I. Levin
Director


/s/ David Feldman                                              December 21, 1999
------------------------------------
David Feldman
Director


/s/ Robert A. Burns                                            December 21, 1999
------------------------------------
Robert A. Burns
Director

/s/ A. Bruce Campbell                                          December 21, 1999
------------------------------------
A. Bruce Campbell
Director


/s/ Herbert H. Sommer                                          December 21, 1999
------------------------------------
Herbert H. Sommer
Director


/s/ Debra Fenton                                               December 21, 1999
------------------------------------
Debra Fenton
Controller